Exhibit 3(dddd)

EXHIBIT A

ARTICLES OF ORGANIZATION

OF

TXU SESCO COMPANY LLC

ARTICLE ONE

The name of the limited liability company is TXU SESCO Company LLC (the “Company”). The Company is being organized pursuant to a Plan of Conversion.

ARTICLE TWO

The Company’s existence shall be perpetual unless earlier terminated in accordance with its regulations as adopted and amended from time to time in accordance with the Texas Limited Liability Company Act (the “Regulations”).

ARTICLE THREE

The purpose for which the Company is organized is the transaction of any lawful business for which limited liability companies may be organized under the laws of the State of Texas.

ARTICLE FOUR

The address of the Company’s initial registered office in the State of Texas is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, and the name of its initial registered agent at such address is TXU Business Services Company (Office of the Corporate Secretary).

ARTICLE FIVE

The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of one or more Managers. The number, and the classes and qualifications of Managers shall be fixed from time to time by or in accordance with the Regulations. The names and addresses of the persons who are to serve as initial Managers until the first annual meeting of Members or until their successors are duly elected and qualify are:

Name	Address
Brian N. Dickie	Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

H. Jarrell Gibbs	Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

Michael J. McNally	Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

Erle Nye	Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

Phillip G. Turberville	Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

R.A. Wooldridge	Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

ARTICLE SIX

The name of the entity that is party to the Plan of Conversion, its address, the form of such entity, the date of incorporation and jurisdiction are as follows:

Name	Address	Form and Date
TXU SESCO Company	Energy Plaza	Texas corporation;
	1601 Bryan Street Dallas, Texas 75201-3411	Incorporated April 1, 1945

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ARTICLE SEVEN

Except as and to the extent the Regulations specifically provide otherwise, a Member or Manager shall not be liable for the debts, obligations or liabilities of the Company including under a judgment, decree or order of a court. A Manager shall not be personally liable to the Company or any of its Members for any monetary damages for any act or omission in his capacity as a Manager except to the extent otherwise expressly provided by a statute of the State of Texas. Any repeal or modification of this Article or the Regulations shall be prospective only, and shall not adversely affect any limitation of the personal liability of a Manager or Member of the Company at the time of the repeal or modification.

ARTICLE EIGHT

Cumulative voting by the Members of the Company at any election for Managers is expressly prohibited.

ARTICLE NINE

Except as expressly provided in the Regulations, no Member shall by reason of holding a unit or other membership interest in the Company have a preemptive, preferential or other right to subscribe for, purchase or acquire any additional or greater membership interest in the Company (or any security of the Company convertible into or carrying such a right).

ARTICLE TEN

Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by Members having not less than the minimum number of votes that would be necessary to take such action at a meeting.

ARTICLE ELEVEN

The power to adopt, alter, amend or repeal the Regulations of the Company shall be vested in the Managers of the Company, subject to any power expressly vested by the Regulations in the Members to adopt, alter, amend or repeal the Regulations.

ARTICLE TWELVE

These Articles of Organization shall become effective at 12:05 A.M. Central Standard Time on January 1, 2002.

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Dated: December 19, 2001

TXU SESCO COMPANY LLC

	By:	/s/ JOHN F. STEPHENS, JR
John F. Stephens, Jr.
An Authorized Officer

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